Exhibit 99.1

PRESS CONTACT: Carey Hendrickson, Chief Financial Officer Phone: 1-972-770-5600

FOR IMMEDIATE RELEASE

CAPITAL SENIOR LIVING CORPORATION

REPORTS THIRD QUARTER 2017 RESULTS

DALLAS – (GLOBE NEWSWIRE) – November 1, 2017 – Capital Senior Living Corporation (the “Company”) (NYSE:CSU), one of the nation’s largest operators of senior housing communities, today announced operating and financial results for the third quarter 2017. Company highlights for the third quarter include:

Operating and Financial Summary (all amounts in this operating and financial summary exclude four communities that are undergoing repositioning, lease-up or significant renovation and conversion, unless otherwise noted; also, see Non-GAAP Financial Measures below and reconciliation of Non-GAAP measures to the most directly comparable GAAP measure on the final page of this release.)

•	Revenue in the third quarter of 2017, including all communities, was $117.3 million, a $5.9 million, or 5.3%, increase from the third quarter of 2016.

•	Revenue for consolidated communities, and also excluding the Company’s two communities impacted by Hurricane Harvey, was $110.1 million in the third quarter of 2017, an increase of 5.9% as compared to the third quarter of 2016.

•	Occupancy for the Company’s consolidated communities, and excluding the Company’s two communities impacted by Hurricane Harvey, was 87.2% in the third quarter of 2017, an increase of 30 basis points from the second quarter of 2017 and a decrease of 140 basis points from the third quarter of 2016. Same-community occupancy was 87.2% in the third quarter of 2017, a 30 basis point increase from the second quarter of 2017 and a 140 basis point decrease from the third quarter of 2016.

•	Average monthly rent for the Company’s consolidated communities, and excluding the Company’s two communities impacted by Hurricane Harvey, in the third quarter of 2017 was $3,600, an increase of $118 per occupied unit, or 3.4%, as compared to the third quarter of 2016. Same-community average monthly rent was $3,572, an increase of $91 per occupied unit, or 2.6%, from the third quarter of 2016.

•	Income from operations, including all communities, was $4.5 million in the third quarter of 2017, which includes the non-cash amortization of resident leases of $2.1 million associated with communities acquired by the Company in the previous 12 months.

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•	The Company’s Net Loss for the third quarter of 2017, including all communities, was $8.1 million, which includes the non-cash amortization of resident leases of $2.1 million associated with communities acquired by the Company in the previous 12 months.

•	Excluding items noted and reconciled on the final page of this release, the Company’s adjusted net loss was $2.2 million in the third quarter of 2017.

•	Adjusted EBITDAR was $37.9 million in the third quarter of 2017 compared to $38.0 million in the third quarter of 2016. Adjusted EBITDAR is a financial valuation measure, rather than a financial performance measure, used by management and others to evaluate the value of companies in the senior living industry. The four communities undergoing repositioning, lease-up or significant renovation and conversion, not included in Adjusted EBITDAR, generated an additional $0.9 million of EBITDAR in the third quarter of 2017.

•	Adjusted Cash From Facility Operations (“CFFO”) was $11.1 million in the third quarter of 2017 compared to $11.6 million in the third quarter of 2016.

“For many years I have been proud of Capital Senior Living’s track record of operational excellence but have been disappointed by the more recent operational and sales challenges we have faced,” said Lawrence A. Cohen, Chief Executive Officer of the Company. “We have made a number of broad-based organizational and operational changes that are restoring and strengthening a culture of high reliability. We are taking immediate action to overcome challenges, drive sustainable profitable growth and enhance shareholder value as we execute a comprehensive strategy to deliver higher revenues, enhance cash flow and maximize the value of our owned real estate. I am confident in our key initiatives and am pleased with the improvements that we saw as we progressed through the third quarter, including a 90 basis point improvement in same-community occupancy from June to September and 10% growth in same-community net operating income from June to September.

“These initiatives are expected to produce further improvement in our key metrics for the remainder of 2017 and beyond, and provide a strong foundation on which to execute our long-term growth strategy focused on organic growth, accretive acquisitions, conversion of units to higher levels of care and EBITDAR-enhancing capital expenditures. By diligently executing this strategy, we expect to increase revenues, reduce operating expenses and increase EBITDAR and CFFO. We do not intend to pursue any new acquisitions until the middle part of 2018 so we can focus on implementing these intiatives. We are committed to returning Capital Senior Living to operational excellence. With a disciplined focus on our growth strategy and driving operational improvements, we will be well positioned to enhance shareholder value as well as the value of our owned real estate, and further capitalize on our competitive advantages as a leading pure-play private-pay senior housing owner/operator.”

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Recent Investment Activity

The Company announced today that it has elected not to purchase the community previously expected to close in mid-October. Upon the successful implementation of important operating initiatives, the Company expects to resume pursuing accretive acquisitions of high-quality communities.

Hurricane Harvey

Two of the Company’s communities in Houston were impacted by Hurricane Harvey. None of its Florida communities were impacted by Hurricane Irma.

The two Houston communities were proactively evacuated to ensure the safety of their residents. The two communities sustained flood damage that has resulted in the temporary suspension of their operations. Remediation is in progress and both communities are currently expected to begin admitting residents in early 2018. The Company’s property and casualty insurance will cover all damage to the buildings and the Company’s business interruption coverage is expected to restore the economic loss related to the suspension of operations.The Company’s deductible for the total claim is $0.1 million.

Financial Results—Third Quarter

For the third quarter of 2017, the Company reported revenue of $117.3 million, compared to revenue of $111.4 million in the third quarter of 2016, an increase of 5.3%. The increase was mostly due to the acquisition of three communities during or since the third quarter of 2016, not including the acquisition of the four previously-leased communities in the first quarter of 2017 which increased Adjusted CFFO but did not result in increases to the Company’s revenue or expense. Revenue for consolidated communities excluding the four communities undergoing repositioning, lease-up or significant renovation and conversion, and the two Houston communities impacted by Hurricane Harvey, increased 5.9% in the third quarter of 2017 as compared to the third quarter of 2016.

Operating expenses for the third quarter of 2017 were $74.6 million, an increase of $5.0 million from the third quarter of 2016. The increase was primarily due to the acquisitions of senior housing communities made during or since the third quarter of 2016 and increased contract labor costs for additional staffing required for newly licensed memory care and assisted living units, which decreased during the third quarter as permanent staff was hired and is expected to continue to decrease in the fourth quarter of 2017. Operating expenses include a $0.7 million business interruption insurance credit related to the Company’s two Houston communities impacted by Hurricane Harvey to offset the their lost revenues and continuing expenses related to the last seven days of August and the month of September, and to restore the communities’ net income for those periods based on an approximate average for the first seven months of 2017.

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General and administrative expenses for the third quarter of 2017 were $5.4 million. This compares to general and administrative expenses of $5.7 million in the third quarter of 2016. Excluding transaction and conversion costs in both periods, general and administrative expenses decreased $0.3 million in the third quarter of 2017 as compared to the third quarter of 2016, primarily due to a $0.9 million decrease in net healthcare expense year over year. As a percentage of revenues under management, general and administrative expenses, excluding transaction and conversion costs, were 4.3% in the third quarter of 2017 compared to 4.7% in the third quarter of 2016.

Income from operations for the third quarter of 2017 was $4.5 million. The Company recorded a net loss on a GAAP basis of $8.1 million in the third quarter of 2017. Excluding items noted and reconciled on the final page of this release, the Company’s adjusted net loss was $2.2 million in the third quarter of 2017.

The Company’s Non-GAAP financial measures exclude four communities that are undergoing repositioning, lease-up of higher-licensed units or significant renovation and conversion (see “Non-GAAP Financial Measures” below), including a community in Massachusetts undergoing significant renovation that was excluded beginning in the third quarter of 2017.

Adjusted EBITDAR for the third quarter of 2017 was $37.9 million as compared to $38.0 million in the third quarter of 2016. The four communities undergoing repositioning, lease-up or significant renovation and conversion not included in Adjusted EBITDAR generated an additional $0.9 million of EBITDAR.

Adjusted CFFO was $11.1 million in the third quarter of 2017, as compared to $11.6 million in the third quarter of 2016.

Operating Activities

Same-community results exclude the four communities previously noted that are undergoing repositioning, lease-up or significant renovation and conversion, the two Houston communities impacted by Hurricane Harvey, and three communities that were acquired during or since the third quarter of 2016. Same-community results also exclude certain transaction and conversion costs.

Same-community revenue in the third quarter of 2017 increased 1.6% versus the third quarter of 2016.

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Same-community operating expenses increased 4.2% from the third quarter of the prior year, excluding conversion costs in both periods. On the same basis, labor costs, including benefits, increased 4.0%, food costs increased 1.1% and utilities increased 0.4%, all as compared to the third quarter of 2016. At communities that have not converted units to higher levels of care in the last year, labor costs increased 3.5%. The most significant expense increase was in contract labor costs, mostly related to additional staffing required for newly licensed memory care and assisted living units. Contract labor decreased throughout the third quarter of 2017 as permanent staff was hired and is expected to continue to decrease in the fourth quarter of 2017. Same-community net operating income decreased 2.4% in the third quarter of 2017 as compared to the third quarter of 2016. Execution of a number of recovery initiatives during the third quarter improved same-community results as the quarter progressed. In the month of September, same-community revenues increased 2.3%, expenses decreased 2.3% and net operating income increased 9.1%, all as compared to the prior year.

Capital expenditures for the third quarter of 2017 were $8.2 million, representing approximately $6.7 million of investment spending and approximately $1.5 million of recurring capital expenditures.

Balance Sheet

The Company ended the quarter with $22.6 million of cash and cash equivalents, including restricted cash. During the third quarter of 2017, the Company spent $8.2 million on capital improvements. The Company received reimbursements from one of its REIT partners totaling $1.5 million in the third quarter for capital improvements at certain leased communities and expects to receive additional reimbursements as the remaining projects at leased communities are completed.

As of September 30, 2017, the Company financed its owned communities with mortgages totaling $960.2 million at interest rates averaging 4.7%. All of the Company’s debt is at fixed interest rates, except for two bridge loans totaling approximately $76.6 million at September 30, 2017, one of which matures in the second quarter of 2019 and the other in the first quarter of 2020. The earliest maturity date for the Company’s fixed-rate debt is in 2021.

The Company’s cash on hand and cash flow from operations are expected to be sufficient for working capital, prudent reserves and the equity needed to fund the Company’s acquisition, conversion and renovation programs.

Q3 2017 Conference Call Information

The Company will host a conference call with senior management to discuss the Company’s third quarter 2017 financial results. The call will be held on Wednesday, November 1, 2017, at 5:00 p.m. Eastern Time. The call-in number is 323-701-0230, confirmation code 5634307. A link to a simultaneous webcast of the teleconference will be available at www.capitalsenior.com through Windows Media Player or RealPlayer.

For the convenience of the Company’s shareholders and the public, the conference call will be recorded and available for replay starting November 1, 2017 at 8:00 p.m. Eastern Time, until November 9, 2017 at 8:00 p.m. Eastern Time. To access the conference call replay, call 719-457-0820, confirmation code 5634307. The conference call will also be made available for playback via the Company’s corporate website, www.capitalsenior.com.

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Non-GAAP Financial Measures of Operating Performance

Adjusted EBITDAR is a financial valuation measure and Adjusted Net Income and Adjusted CFFO are financial performance measures that are not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). Non-GAAP financial measures may have material limitations in that they do not reflect all of the costs associated with our results of operations as determined in accordance with GAAP. As a result, these non-GAAP financial measures should not be considered a substitute for, nor superior to, financial results and measures determined or calculated in accordance with GAAP.

Adjusted EBITDAR is a valuation measure commonly used by our management, research analysts and investors to value companies in the senior living industry. Because Adjusted EBITDAR excludes interest expense and rent expense, it allows our management, research analysts and investors to compare the enterprise values of different companies without regard to differences in capital structures and leasing arrangements.

The Company believes that Adjusted Net Income and Adjusted CFFO are useful as performance measures in identifying trends in day-to-day operations because they exclude the costs associated with acquisitions and conversions and other items that do not ordinarily reflect the ongoing operating results of our primary business. Adjusted Net Income and Adjusted CFFO provide indicators to management of progress in achieving both consolidated and individual business unit operating performance and are used by research analysts and investors to evaluate the performance of companies in the senior living industry.

The Company strongly urges you to review on the last page of this release the reconciliation of net loss to Adjusted EBITDAR and the reconciliation of net (loss) income to Adjusted Net (Loss) Income and Adjusted CFFO, along with the Company’s consolidated balance sheets, statements of operations, and statements of cash flows.

About the Company

Capital Senior Living Corporation is one of the nation’s largest operators of residential communities for senior adults. The Company’s operating strategy is to provide value to residents by providing quality senior housing services at reasonable prices. The Company’s communities emphasize a continuum of care, which integrates independent living, assisted living, and home care services, to provide residents the opportunity to age in place. The Company operates 129 senior housing communities in geographically concentrated regions with an aggregate capacity of approximately 16,500 residents.

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Safe Harbor

The forward-looking statements in this release are subject to certain risks and uncertainties that could cause results to differ materially, including, but not without limitation to, the Company’s ability to find suitable acquisition properties at favorable terms, financing, refinancing, community sales, licensing, business conditions, risks of downturns in economic conditions generally, satisfaction of closing conditions such as those pertaining to licensure, availability of insurance at commercially reasonable rates, and changes in accounting principles and interpretations among others, and other risks and factors identified from time to time in our reports filed with the Securities and Exchange Commission.

For information about Capital Senior Living, visit www.capitalsenior.com.

Contact Carey P. Hendrickson, Chief Financial Officer, at 972-770-5600 for more information.

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CAPITAL SENIOR LIVING CORPORATION

CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands, except per share data)

	September 30, 2017	December 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$9,186	$34,026
Restricted cash	13,372	13,297
Accounts receivable, net	8,680	13,675
Property tax and insurance deposits	12,912	14,665
Prepaid expenses and other	3,978	6,365

Total current assets	48,128	82,028
Property and equipment, net	1,105,270	1,032,430
Other assets, net	18,233	31,323

Total assets	$1,171,631	$1,145,781

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,975	$5,051
Accrued expenses	36,663	39,064
Current portion of notes payable, net of deferred loan costs	16,482	17,889
Current portion of deferred income	14,245	16,284
Current portion of capital lease and financing obligations	2,806	1,339
Federal and state income taxes payable	110	218
Customer deposits	1,428	1,545

Total current liabilities	75,709	81,390
Deferred income	10,504	12,205
Capital lease and financing obligations, net of current portion	49,857	37,439
Other long-term liabilities	15,273	15,325
Notes payable, net of deferred loan costs and current portion	935,345	882,504
Commitments and contingencies
Shareholders’ equity:
Preferred stock, $.01 par value:
Authorized shares – 15,000; no shares issued or outstanding	—	—
Common stock, $.01 par value:
Authorized shares – 65,000; issued and outstanding shares – 30,478 and 30,012 in 2017 and 2016, respectively	310	305
Additional paid-in capital	177,610	171,599
Retained deficit	(89,547)	(51,556)
Treasury stock, at cost – 494 shares in 2017 and 2016	(3,430)	(3,430)

Total shareholders’ equity	84,943	116,918

Total liabilities and shareholders’ equity	$1,171,631	$1,145,781

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CAPITAL SENIOR LIVING CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(unaudited, in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Revenues:
Resident revenue	$117,318	$111,436	$350,026	$331,643
Expenses:
Operating expenses (exclusive of facility lease expense and depreciation and amortization expense shown below)	74,636	69,622	220,703	203,307
General and administrative expenses	5,361	5,749	17,678	16,969
Facility lease expense	13,943	15,500	42,498	46,150
Loss on facility lease termination	—	—	12,858	—
Stock-based compensation expense	1,962	2,479	5,833	7,482
Depreciation and amortization expense	16,903	14,400	50,862	44,103

Total expenses	112,805	107,750	350,432	318,011

Income (Loss) from operations	4,513	3,686	(406)	13,632
Other income (expense):
Interest income	19	15	51	50
Interest expense	(12,531)	(10,636)	(36,940)	(30,966)
Loss on disposition of assets, net	(1)	(16)	(126)	(53)
Other income	1	—	6	233

Loss before provision for income taxes	(7,999)	(6,951)	(37,415)	(17,104)
Provision for income taxes	(133)	(126)	(394)	(403)

Net loss	$(8,132)	$(7,077)	$(37,809)	$(17,507)

Per share data:
Basic net loss per share	$(0.28)	$(0.24)	$(1.28)	$(0.61)

Diluted net loss per share	$(0.28)	$(0.24)	$(1.28)	$(0.61)

Weighted average shares outstanding — basic	29,512	28,959	29,427	28,879

Weighted average shares outstanding — diluted	29,512	28,959	29,427	28,879

Comprehensive loss	$(8,132)	$(7,077)	$(37,809)	$(17,507)

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CAPITAL SENIOR LIVING CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited, in thousands)

	Nine Months Ended September 30,
	2017	2016
Operating Activities
Net loss	$(37,809)	$(17,507)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	50,862	44,103
Amortization of deferred financing charges	1,216	870
Amortization of deferred lease costs and lease intangibles	647	434
Amortization of lease incentives	(950)	(563)
Deferred income	(899)	15
Lease incentives	5,159	5,858
Loss on facility lease termination	12,858	—
Loss on disposition of assets, net	126	53
Provision for bad debts	1,355	1,214
Stock-based compensation expense	5,833	7,482
Changes in operating assets and liabilities:
Accounts receivable	(3,834)	(8,883)
Property tax and insurance deposits	1,753	1,189
Prepaid expenses and other	2,387	(2,112)
Other assets	5,149	(462)
Accounts payable	(1,076)	(1,053)
Accrued expenses	(2,400)	(1,586)
Other liabilities	3,649	8,652
Federal and state income taxes receivable/payable	(108)	(97)
Deferred resident revenue	(1,520)	(784)
Customer deposits	(117)	(249)

Net cash provided by operating activities	42,281	36,574
Investing Activities
Capital expenditures	(30,165)	(47,311)
Cash paid for acquisitions	(85,000)	(109,750)
Proceeds from disposition of assets	16	32

Net cash used in investing activities	(115,149)	(157,029)
Financing Activities
Proceeds from notes payable	66,584	112,492
Repayments of notes payable	(15,414)	(12,881)
Increase in restricted cash	(75)	(133)
Cash payments for capital lease and financing obligations	(2,117)	(989)
Cash proceeds from the issuance of common stock	—	66
Excess tax benefits on stock options exercised	—	(27)
Purchases of treasury stock	—	(2,496)
Deferred financing charges paid	(950)	(1,830)

Net cash provided by financing activities	48,028	94,202

Decrease in cash and cash equivalents	(24,840)	(26,253)
Cash and cash equivalents at beginning of period	34,026	56,087

Cash and cash equivalents at end of period	$9,186	$29,834

Supplemental Disclosures
Cash paid during the period for:
Interest	$35,108	$30,056

Income taxes	$534	$564

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Capital Senior Living Corporation

Supplemental Information

			Average
	Communities		Resident Capacity		Average Units
	Q3 17	Q3 16	Q3 17	Q3 16	Q3 17	Q3 16
Portfolio Data
I. Community Ownership / Management
Consolidated communities
Owned	83	78	10,767	9,771	8,119	7,255
Leased	46	50	5,756	6,333	4,414	4,900

Total	129	128	16,523	16,104	12,533	12,155
Independent living			6,879	6,911	5,158	5,227
Assisted living			9,644	9,193	7,375	6,928

Total			16,523	16,104	12,533	12,155
II. Percentage of Operating Portfolio
Consolidated communities
Owned	64.3%	60.9%	65.2%	60.7%	64.8%	59.7%
Leased	35.7%	39.1%	34.8%	39.3%	35.2%	40.3%

Total	100.0%	100.0%	100.0%	100.0%	100.0%	100.0%
Independent living			41.6%	42.9%	41.2%	43.0%
Assisted living			58.4%	57.1%	58.8%	57.0%

Total			100.0%	100.0%	100.0%	100.0%

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Capital Senior Living Corporation

Supplemental Information (excludes four communities being repositioned/leased up and two Houston communities impacted by Hurricane Harvey)

	Q3 17	Q3 16
Selected Operating Results
I. Owned communities
Number of communities	78	73
Resident capacity	9,841	8,845
Unit capacity (1)	7,469	6,528
Financial occupancy (2)	88.7%	89.5%
Revenue (in millions)	69.6	59.4
Operating expenses (in millions) (3)	44.1	37.2
Operating margin (3)	37%	37%
Average monthly rent	3,500	3,389
II. Leased communities
Number of communities	45	49
Resident capacity	5,530	6,107
Unit capacity (1)	4,227	4,713
Financial occupancy (2)	84.5%	87.3%
Revenue (in millions)	40.6	44.6
Operating expenses (in millions) (3)	23.6	24.9
Operating margin (3)	42%	44%
Average monthly rent	3,785	3,612
III. Consolidated communities
Number of communities	123	122
Resident capacity	15,371	14,952
Unit capacity	11,696	11,241
Financial occupancy (2)	87.2%	88.6%
Revenue (in millions)	110.1	104.0
Operating expenses (in millions) (3)	67.7	62.1
Operating margin (3)	39%	40%
Average monthly rent	3,600	3,482
IV. Communities under management
Number of communities	123	122
Resident capacity	15,371	14,952
Unit capacity (1)	11,696	11,241
Financial occupancy (2)	87.2%	88.6%
Revenue (in millions)	110.1	104.0
Operating expenses (in millions) (3)	67.7	62.1
Operating margin (3)	39%	40%
Average monthly rent	3,600	3,482
V. Same communities under management
Number of communities	120	120
Resident capacity	14,815	14,617
Unit capacity (1)	11,294	11,234
Financial occupancy (2)	87.2%	88.6%
Revenue (in millions)	105.5	103.9
Operating expenses (in millions) (3)	64.6	62.0
Operating margin (3)	39%	40%
Average monthly rent	3,572	3,481
VI. General and Administrative expenses as a percent of Total Revenues under Management
Third quarter (4)	4.3%	4.7%
Year to date (4)	4.6%	4.6%
VII. Consolidated Mortgage Debt Information (in thousands, except interest rates) (excludes insurance premium financing)
Total fixed rate mortgage debt	883,607	861,657
Total variable rate mortgage debt	76,565	11,800
Weighted average interest rate	4.7%	4.6%

(1)	Due to conversion and refurbishment projects completed at certain communities, unit capacity is higher in Q3 17 than Q3 16 for same communities under management, which affects all groupings of communities.
(2)	Financial occupancy represents actual days occupied divided by total number of available days during the month of the quarter.
(3)	Excludes management fees, provision for bad debts and transaction and conversion costs.
(4)	Excludes transaction and conversion costs.

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CAPITAL SENIOR LIVING CORPORATION

NON-GAAP RECONCILIATIONS

(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Adjusted EBITDAR
Net loss	$(8,132)	$(7,077)	$(37,809)	$(17,507)
Depreciation and amortization expense	16,903	14,400	50,862	44,103
Stock-based compensation expense	1,962	2,479	5,833	7,482
Facility lease expense	13,943	15,500	42,498	46,150
Loss on facility lease termination	—	—	12,858	—
Provision for bad debts	380	405	1,355	1,214
Interest income	(19)	(15)	(51)	(50)
Interest expense	12,531	10,636	36,940	30,966
Loss (Gain) on disposition of assets, net	1	16	126	53
Other income	(1)	—	(6)	(233)
Provision for income taxes	133	126	394	403
Casualty losses	704	634	1,727	1,069
Transaction and conversion costs	439	1,663	1,992	3,063
Communities excluded due to repositioning/lease-up	(927)	(779)	(2,740)	(2,434)

Adjusted EBITDAR	$37,917	$37,988	$113,979	$114,279

Adjusted Revenues
Total revenues	$117,318	$111,436	$350,026	$331,643
Communities excluded due to repositioning/lease-up	(5,820)	(4,399)	(15,161)	(13,198)

Adjusted revenues	$111,498	$107,037	$334,865	$318,445

Adjusted net loss and Adjusted net loss per share
Net loss	$(8,132)	$(7,077)	$(37,809)	$(17,507)
Casualty losses	704	634	1,727	1,069
Transaction and conversion costs	517	1,663	2,554	2,831
Resident lease amortization	2,085	2,583	7,407	9,593
Loss on facility lease termination	—	—	12,859	—
Loss (Gain) on disposition of assets	1	16	126	53
Tax impact of Non-GAAP adjustments (37%)	(1,224)	(1,812)	(9,129)	(5,012)
Deferred tax asset valuation allowance	3,086	2,976	14,020	6,398
Communities excluded due to repositioning/lease-up	750	334	1,787	994

Adjusted net (loss) income	$(2,213)	$(683)	$(6,458)	$(1,581)

Diluted shares outstanding	29,512	28,959	29,427	28,879

Adjusted net (loss) income per share	$(0.07)	$(0.02)	$(0.22)	$(0.05)

Adjusted CFFO
Net loss	$(8,132)	$(7,077)	$(37,809)	$(17,507)
Non-cash charges, net	20,628	19,597	76,207	59,466
Lease incentives	(1,504)	(1,968)	(5,159)	(5,858)
Recurring capital expenditures	(1,186)	(1,155)	(3,559)	(3,451)
Casualty losses	735	634	1,759	1,069
Transaction and conversion costs	517	1,663	2,329	2,831
Tax impact of Spring Meadows Transaction	—	(106)	—	(318)
Communities excluded due to repositioning/lease-up	29	(1)	(203)	(92)

Adjusted CFFO	$11,087	$11,587	$33,565	$36,140

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